Exhibit 16.1

April 7, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Centra Software, Inc. (“Centra” or the “Company”) and, under the date of January 28, 2004, we reported on the consolidated financial statements of Centra Software, Inc. and subsidiaries as of and for the years ended December 31, 2003 and 2002. On April 2, 2004, our appointment as principal accountants was terminated. We have read Centra’s statements included under Item 4 of its Form 8-K dated April 7 , 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the statements of the Company on the following matters:

1.	the audit committee’s resolution to dismiss KPMG LLP and engage PricewaterhouseCoopers LLP discussed in paragraph 1 under item 4; and

2.	during the years ended December 31, 2002 and 2003, and the interim period through April 2, 2004, the Company did not consult with PricewaterhouseCoopers LLP with regard to the matters discussed in paragraph 4 under item 4.

Very truly yours,

/s/ KPMG LLP

KPMG LLP